Exhibit 4.10

CENVEO CORPORATION
(f/k/a MAIL-WELL I CORPORATION)

the GUARANTORS named in Schedule I hereto

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

TENTH SUPPLEMENTAL INDENTURE
Supplementing the Indenture of
February 4, 2004

Dated as of March 2, 2011

7⅞% SENIOR SUBORDINATED NOTES DUE 2013

THIS TENTH SUPPLEMENTAL INDENTURE, dated as of March 2, 2011, is among Cenveo Corporation, a Delaware corporation (f/k/a Mail-Well I Corporation) (the “Company”), the Guarantors (as defined herein) listed on Schedule I hereto (each a “Guarantor” and collectively the “Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”).

WHEREAS, in connection with the issuance by the Company of its 7⅞% Senior Subordinated Notes due 2013 (the “Notes”), in the aggregate principal amount of $320,000,000, the Company and the Trustee entered into an indenture dated as of February 4, 2004 (as supplemented by the First Supplemental Indenture dated as of June 21, 2006, the Second Supplemental Indenture dated as of August 11, 2006, the Third Supplemental Indenture dated as of March 7, 2007, the Fourth Supplemental Indenture dated as of July 9, 2007, the Fifth Supplemental Indenture dated as of August 30, 2007, the Sixth Supplemental Indenture dated as of April 16, 2008, the Seventh Supplemental Indenture dated as of August 20, 2008, the Eighth Supplemental Indenture dated as of October 15, 2009, and the Ninth Supplemental Indenture dated as of December 21, 2010, the “Indenture”); and

WHEREAS, Section 9.01 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes without the consent of any holder of any outstanding Notes; and

WHEREAS, the Company has authorized the execution and delivery of this Tenth Supplemental Indenture; and

WHEREAS, all things necessary to make this Tenth Supplemental Indenture a valid agreement of the Company, the Guarantors and the Trustee have been done.

NOW THEREFORE, WITNESSETH, that, for and in consideration of the premises, and in order to comply with the terms of Section 4.15 and Article Nine of the Indenture, the Company agrees with the Guarantors and the Trustee as follows:

ARTICLE 1.
ADDITION OF GUARANTORS

SECTION 1.01.	ADDITIONAL GUARANTORS

Effective as of the Operative Date (as hereinafter defined), in accordance with the terms of the Indenture, Envelope Product Group, LLC (the “Additional Guarantor”) hereby agrees (a) to become a Guarantor in respect of the Notes and the other obligations of the Company guaranteed by the Guarantors pursuant to Article 11 of the Indenture, with the same force and effect as if it were an original party to the Indenture in such capacity, (b) that each reference in the Indenture to a “Guarantor” shall also mean and be a reference to the Additional Guarantor, and (c) to be obligated and bound by all the terms, provisions and covenants under the Indenture (including, without limitation, Article 11 thereof) which are binding on a Guarantor.

The obligations of the Additional Guarantor to the Holders of the Notes and to the Trustee pursuant to the Note Guarantee are expressly subordinated to the extent set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of such subordination.

ARTICLE 2.
MISCELLANEOUS

SECTION 2.01.	OPERATIVE DATE

This Tenth Supplemental Indenture is effective when executed (the “Operative Date”).

SECTION 2.02.	COUNTERPART ORIGINALS

The parties may sign any number of copies of this Tenth Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall constitute the same agreement.

SECTION 2.03.	GOVERNING LAW

This Tenth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

SECTION 2.04.	TRUSTEE’S DISCLAIMER

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representation as to the validity or sufficiency of this Tenth Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed, all as of the date and year first written above.

CENVEO CORPORATION

By: /s/ Mark S. Hiltwein
Name:	Mark S. Hiltwein
Title:	Chief Financial Officer

EACH ENTITY LISTED ON SCHEDULE I HERETO

By: /s/ Mark S. Hiltwein
Name:	Mark S. Hiltwein
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: /s/ Susan Freedman
Name:	Susan Freedman
Title:	Vice President

SCHEDULE I
Cenveo, Inc.
Discount Labels, LLC
Cenveo Alberta Finance LP
Cenveo Government Printing, Inc.
Cenveo Services, LLC
Cenveo McLaren Morris & Todd Company
Cenveo Commercial Ohio, LLC
Cenveo Resale Ohio, LLC
Cenveo Omemee LLC
Colorhouse China, Inc.
CRX JV, LLC
CRX Holding, Inc.
Rx Technology Corp.
RX JV Holding, Inc.
PC Ink Corp.
Printegra Corporation
Cadmus Printing Group, Inc.
Washburn Graphics, Inc.
Cadmus Journal Services, Inc.
Cadmus Financial Distribution, Inc.
Cadmus Technology Solutions, Inc.
Garamond/Pridemark Press, Inc.
Cadmus Delaware, Inc.
Cadmus UK, Inc.
Expert Graphics, Inc.
Cadmus Marketing Group, Inc.
Cadmus Direct Marketing, Inc.
Cadmus Interactive, Inc.
Cadmus Marketing, Inc.
Cadmus/O’Keefe Marketing, Inc.
Old TSI, Inc.
Cadmus Investments, LLC
Port City Press, Inc.
Science Craftsman Incorporated
Cadmus International Holdings, Inc.
CDMS Management, LLC,
Vaughan Printers Inc.
VSUB Holding Company
Madison/Graham ColorGraphics, Inc.
Madison/Graham ColorGraphics Interstate Services, Inc.
Commercial Envelope Manufacturing Co., Inc.
Berlin & Jones Co., LLC
Heinrich Envelope, LLC
Cenveo CEM, LLC
Cenveo CEM, Inc.
CNMW Investments, Inc.
Rex 2010, LLC (formerly known as Rex Corporation)
136 Eastport Road, LLC
Lightning Labels, LLC
Nashua Corporation
Nashua International, Inc.
CMS Gilbreth Packaging Systems, Inc.
Impaxx, Inc.
Envelope Product Group, LLC